Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUNGARD CAPITAL CORP

SunGard Capital Corp., a Delaware corporation (the “Corporation”), hereby certifies that this Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, and that:

A. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 16, 2005.

B. The Certificate of Incorporation of the Corporation was amended and restated on August 10, 2005.

C. This Second Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation, as amended and restated on August 10, 2005.

D. The Certificate of Incorporation of the Corporation, as amended and restated on August 10, 2005, upon the filing of this Second Amended and Restated Certificate of Incorporation, shall read as follows:

1. Name. The name of this Corporation is SunGard Capital Corp.

2. Registered Office. The registered office of this Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. Purpose. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4. Capital Stock.

4.1. Authorized Shares. The total number of shares of capital stock that the Corporation has authority to issue is six hundred million (600,000,000) shares, consisting of:

(a) Thirty five million (35,000,000) shares of Class A-1 Common Stock, par value $0.001 per share (“Class A-1 Common Stock”);

(b) Thirty five million (35,000,000) shares of Class A-2 Common Stock, par value $0.001 per share (“Class A-2 Common Stock”);

(c) Thirty five million (35,000,000) shares of Class A-3 Common Stock, par value $0.001 per share (“Class A-3 Common Stock”);

(d) Twenty nine million (29,000,000) shares of Class A-4 Common Stock, par value $0.001 per share (“Class A-4 Common Stock”);

(e) Thirty five million (35,000,000) shares of Class A-5 Common Stock, par value $0.001 per share (“Class A-5 Common Stock”);

(f) Twenty two million (22,000,000) shares of Class A-6 Common Stock, par value $0.001 per share (“Class A-6 Common Stock”);

(g) Thirty five million (35,000,000) shares of Class A-7 Common Stock, par value $0.001 per share (“Class A-7 Common Stock”);

(h) Three hundred and twenty four million (324,000,000) shares of Class A-8 Common Stock, par value $0.001 per share (“Class A-8 Common Stock” or the “Residual Class A Common Stock”); and

(i) Fifty million (50,000,000) shares of Class L Common Stock, par value $0.001 per share (“Class L Common Stock”).

The Class A-1 Common Stock, the Class A-2 Common Stock, the Class A-3 Common Stock, the Class A-4 Common Stock, the Class A-5 Common Stock, the Class A-6 Common Stock, the Class A-7 Common Stock and the Class A-8 Common Stock are referred to collectively as the “Class A Common Stock”; the Class A Common Stock and the Class L Common Stock are referred to collectively as the “Common Stock”; and each class (including each sub-class of Class A Common Stock) shall be referred to as a class of Common Stock. The shares of Common Stock shall have the rights, powers, preferences, privileges, qualifications, and limitations and restrictions set forth below.

4.2. Definitions. As used in this Section 4, the following terms have the following definitions:

4.2.1 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise). Notwithstanding the foregoing, for purposes of this Certificate of Incorporation, Integral Capital Partners VII, L.P. and its Affiliates shall be considered Affiliates of Silver Lake Partners II, L.P and Silver Lake Technology Investors II, L.L.C. and their respective Affiliates.

4.2.2 “Affiliated Fund” shall mean, with respect to any specified Person, an investment fund that is an Affiliate of such Person or that is advised by the same investment adviser as such Person or by an Affiliate of such investment adviser.

4.2.3 “Applicable Price per Share” shall mean, (a) at the Public Offering Time, the Public Offering Price and (b) otherwise a fraction, the numerator of which is the excess, if any, of (i) the aggregate value of all Common Stock of the Corporation over (ii) the aggregate Remaining Class L Minimum Payment Amount with respect to all shares of Class L Common Stock outstanding and the denominator of which is the aggregate number of shares of Class A Common Stock and Class L Common Stock (treating each such share of Class A Common Stock as one share and each share of Class L Common Stock as a number of shares equal to the Class L Conversion Constant). For the purpose of clause (b)(i) above, (x) if all of the Common Stock of the Corporation is being Transferred in a Realization Event, the aggregate value of all Common Stock of the Corporation shall be the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid by the Corporation and its subsidiaries in connection with such Realization Event and (y)(1) if some but less than all of the Common Stock of the Corporation is being Transferred in a Realization Event, the aggregate value of all Common Stock of the Corporation shall be extrapolated based on the consideration to be paid in respect of Common Stock in such Realization Event, after deducting all commissions, fees and expenses paid by the Corporation and its subsidiaries in connection with such Realization Event, with a proportionate adjustment as determined by the Majority Principal Investors (or a majority of the shares of Class A Common Stock if there are then no Principal Investor Groups) in good faith and (2) if none of the Common Stock of the Corporation is being transferred in a Realization Event, the aggregate value of all Common Stock shall be determined by the Majority Principal Investors (or a majority of the shares of Class A Common Stock if there are then no Principal Investor Groups) in good faith. For purposes of the foregoing sentence, if the consideration to be paid in respect of the subject Realization Event is other than cash, its value will be deemed its fair market value as determined by the Majority Principal Investors (or a majority of the shares of Class A Common Stock if there are then no Principal Investor Groups) in good faith.

4.2.4 “Board of Directors” shall mean the Board of Directors of the Corporation.

4.2.5 “Business” means SunGard Data Systems Inc.’s businesses, which, as of the date hereof, consist of four separate businesses: (a) the Availability Services business, (b) the Financial Systems business, (c) the K-12 Education business and (d) the Public Sector business. For purposes of this Certificate of Incorporation, any future business acquired by SunGard Data Systems Inc. after the date hereof that is not included in the Availability Services business will automatically be considered part of the Financial Systems, K-12 Education or Public Sector business, as determined by the Board of Directors in its sole discretion.

4.2.6 “Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Corporation with or into any other Person, or any other corporate reorganization, transaction or Transfer of securities of the Corporation by its stockholders, or series of related transactions (including the acquisition of capital stock of the Corporation), whether or not the Corporation is a party thereto, in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization or transaction, own, directly or indirectly, capital stock either (i) representing directly, or indirectly through one or more entities, less than fifty percent (50%) of the equity economic interests in or voting power of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (ii) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors or other similar governing body of the Corporation or other surviving entity immediately after such consolidation, merger, reorganization or transaction; (b) any transaction or series of related transactions, whether or not the Corporation is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Corporation’s voting power is owned directly, or indirectly through one or more entities, by any Person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any “group” (as defined in the Exchange Act Rules), other than Qualified Institutional Investors (and in the case of a “group”, excluding a percentage of such “group” equal to the percentage of the voting power of such group controlled by any Qualified Institutional Investors), excluding, in any case referred to in clause (a) or (b) any Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of an Initial Public Offering; or (c) a sale, lease or other disposition of all or substantially all of the consolidated assets of the Corporation. For the avoidance of doubt, none of the following shall, in and of itself constitute a “Change of Control”: (x) a spin-off of one of the Businesses, a sale of one of the Businesses or a comparable transaction or (y) a transaction in which, after giving effect thereto, the Principal Investor Groups and their Affiliates continue to own, directly or indirectly, more than fifty percent (50%) of the equity economic interests or voting power of (i) the Corporation or other surviving entity in the case of a transaction of the sort described in clause (a) above, (ii) the Corporation in the case of a transaction of the sort described in clause (b) above or (iii) the acquiring entity in the case of a transaction of the sort described in clause (c) above.

4.2.7 “Class L Base Amount” shall mean $81.00.

4.2.8 “Class L Conversion Constant” shall mean, at any time as of which it is to be determined, one, adjusted as provided in Section 4.7 below.

4.2.9 “Class L Conversion Factor” shall mean, at any time as of which it is to be determined, the sum of

(i)	the Class L Conversion Constant

plus

(ii)	the quotient obtained by dividing

(a)	the Remaining Class L Minimum Payment Amount

by

(b)	Applicable Price per Share,

all determined at such time.

4.2.10 “Closing Date” shall mean August 11, 2005.

4.2.11 “Designated Principal Investor Groups” shall mean, as of any time of determination, (a) if at such time there are more than five Principal Investor Groups, the five (or more if necessary to accommodate “ties”) Principal Investor Groups who then hold the greatest number of shares of Common Stock and (b) at any other time, all of the Principal Investor Groups.

4.2.12 “Distributions” shall mean all distributions made by the Corporation to holders of Common Stock, whether by dividend or otherwise (including but not limited to any distributions made by the Corporation to holders of Common Stock (a) in complete or partial liquidation of the Corporation or upon a sale of all or substantially all of the business or assets of the Corporation and its subsidiaries on a consolidated basis and (b) pursuant to a merger, share exchange or consolidation that constitutes a Change in Control); provided, however, that each of the following shall not constitute a Distribution so long as the Board of Directors determines in good faith that the fair market value of any consideration received by the holders of Common Stock participating in such transaction and, without duplication, any shares of Common Stock retained by such holders of Common Stock after such transaction, does not exceed the fair market value of the shares of Common Stock held by such holders prior to such transaction: (w) any redemption or repurchase by the Corporation of any shares of Common Stock for any reason, (x) any recapitalization or exchange of any shares of Common Stock, (y) any subdivision or increase in the number of (by stock split, stock dividend or otherwise), or any combination in any manner of, the outstanding shares of Common Stock or (z) a merger, share exchange or consolidation that does not constitute a Change in Control.

4.2.13 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

4.2.14 “Exchange Act Rules” shall mean the rules adopted by the Securities and Exchange Commission under the Exchange Act.

4.2.15 “Initial Public Offering” shall mean the initial public offering and sale by the Corporation of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation for cash pursuant to an underwritten initial public offering of such shares registered on Form S-1 (or any successor form under the Securities Act) with the Securities and Exchange Commission.

4.2.16 “Majority in Interest” shall mean with respect to Shares of one or more class(es), a majority in number of such Shares.

4.2.17 “Majority Principal Investors” shall mean, as of any applicable time, (a) Principal Investor Groups who, in the aggregate, hold a Majority in Interest of the Common Stock then held by all Principal Investor Groups in the aggregate and (b) if there are more than five Principal Investor Groups, Designated Principal Investor Groups who, in the aggregate, hold a Majority in Interest of the Common Stock then held by all Designated Principal Investor Groups in the aggregate

4.2.18 “Minimum Total Combined Investment” shall mean 12,440,954.151 Shares, subject to adjustment for any stock split, stock dividend, combination, recapitalization or similar event involving such class of Stock and further subject to adjustment pursuant to Section 4.8.

4.2.19 “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

4.2.20 “Principal Investor Group” shall mean any one of (a) Bain Capital Integral Investors, LLC and BCIP TCV, LLC, collectively; (b) Blackstone Capital Partners IV L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Participation Partnership IV L.P, Blackstone GT Communications Partners L.P. and Blackstone Family Communications Partnership L.P., collectively; (c) GS Capital Partners 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 Offshore, L.P, Goldman Sachs Direct Investment Fund 2000, LP., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG and GS Capital Partners V Institutional, L.P., collectively; (d) KKR Millennium Fund L.P. and KKR Partners III, L.P., collectively; (e) Providence Equity Partners V LP and Providence Equity Partners V-A LP, collectively; (f) Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C. and Integral Capital Partners VII, LP, collectively; and (g) TPG Partners IV, L.P.,

T3 Partners II, L.P., T3 Parallel II, L.P., TPG Solar III LLC and TPG Solar Co-Invest LLC, collectively, and, for each of (a) through (g), together with their respective Permitted Transferees (as defined in the Stockholders Agreement), in each case only if such Person is then a Stockholder (as defined in the Stockholders Agreement) and holds any Shares; provided, however, that any such Principal Investor Group shall cease to be a Principal Investor Group at such time and at all times thereafter as such Principal Investor Group ceases to hold a Total Combined Investment of at least the Minimum Total Combined Investment; provided, further, that no adjustment pursuant to the “Minimum Total Combined Investment” shall cause any former Principal Investor Group to again become a Principal Investor Group.

4.2.21 “Proportionate Event” shall mean, at any time that immediately prior thereto there is more than one Principal Investor Group, the consummation of any transaction or series of related transactions, whether or not the Corporation is a party thereto, that effects a reduction (a “Proportionate Reduction Event”) or increase (a “Proportionate Increase Event”) in the Total Combined Investment of each Principal Investor Group that, in the good faith determination of the Majority Principal Investors (identified as of immediately prior to such consummation), is substantially proportionate with respect to each such Principal Investor Group.

4.2.22 “Public Offering Price” shall mean the price per share to be received by the Corporation or selling stockholders in connection with the sale of shares of Class A Common Stock to the public in the Initial Public Offering (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering), net of any expenses incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith.

4.2.23 “Public Offering Time” shall mean the time immediately prior to the determination of the Public Offering Price by the Corporation in respect of the initial sale of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock in connection with the public offering) of the Corporation pursuant to the Initial Public Offering and prior to any transfer of beneficial ownership of such shares in such offering.

4.2.24 “Qualified Institutional Investor” shall mean (a) Bain Capital Integral Investors, LLC and BCIP TCV, LLC; (b) Blackstone Capital Partners IV L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Participation Partnership IV L.P, Blackstone GT Communications Partners L.P. and Blackstone Family Communications Partnership L.P.; (c) GS Capital Partners 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 Offshore, L.P, Goldman Sachs Direct Investment Fund 2000, LP., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG and GS

Capital Partners V Institutional, L.P., (d) KKR Millennium Fund L.P. and KKR Partners III, L.P.; (e) Providence Equity Partners V LP and Providence Equity Partners V-A LP; (f) Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.L.C. and Integral Capital Partners VII, LP; (g) TPG Partners IV, L.P., T3 Partners II, L.P., T3 Parallel II, L.P., TPG Solar III LLC and TPG Solar Co-Invest LLC and (h) the respective Affiliates and Affiliated Funds of the foregoing Persons.

4.2.25 “Realization Event” shall mean a Change in Control.

4.2.26 “Registration Time” shall mean the time immediately prior to the registration by the Corporation of shares of Class A Common Stock (taking into account any subdivision, increase or combination of the Corporation’s Common Stock) of the Corporation pursuant to the Exchange Act.

4.2.27 “Remaining Class L Minimum Payment Amount” shall mean, with respect to any share of Class L Common Stock at any time, the amount that would then be required to be distributed with respect to such share pursuant to Section 4.6.1 in order for no further Distributions to be payable with respect to such share pursuant to Section 4.6.1.

4.2.28 “Requisite Principal Investors” shall mean, at any time, stockholders that are members of a Principal Investor Group and that, in the aggregate, hold a number of shares of Common Stock that is at least two-thirds of the aggregate number of shares of Common Stock then held by all stockholders that are members of a Principal Investor Group.

4.2.29 “Shares” shall mean the Common Stock.

4.2.30 “Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement, dated as of November 7, 2012, among the Corporation, SunGard Capital Corp. II, SunGard Holding Corp., SunGard Holdco LLC, SunGard Data Systems Inc. and the other parties thereto, as the same may be amended, modified or restated.

4.2.31 “Transfer” shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

4.2.32 “Total Combined Investment” shall mean, with respect to a Person or group of Persons at any time, the number of shares of Common Stock then held by such Person or group.

4.3. Shares Identical. Except as otherwise provided in this Section 4, for purposes of this Section 4, all shares of Common Stock shall, to the fullest extent permitted by applicable law, be identical in all respects and shall entitle the holders thereof to the same powers, preferences, rights and privileges and shall be subject to the same qualifications, limitations and restrictions.

4.4. Voting Rights. Subject to the powers, preferences, rights and privileges of any class of stock (or any series thereof) having any preference or priority over, or rights superior to, the Common Stock that the Corporation may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Section 4, the holders of the Common Stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation. Except as otherwise provided in this Section 4 or as otherwise required by applicable law, all holders of Common Stock shall vote together as a single class, with each share entitled to one vote.

4.4.1 Notwithstanding the provisions of Section 242(b)(2) of the DGCL or anything to the contrary in this Section 4, but subject to Section 4.4.2, the number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the affected class or classes.

4.4.2 In addition to any vote, consent or approval right provided for in this Certificate of Incorporation or as required by applicable law:

(a) Any amendment, alteration, modification, waiver or repeal of any provision of this Certificate of Incorporation, including any filing of a certificate of designation, or the Bylaws of the Corporation, including by means of merger, consolidation or otherwise, shall require the affirmative vote or written consent of the Majority Principal Investors (if there are any Principal Investor Groups remaining).

(b) Any amendment, alteration, modification, waiver or repeal of any provision of this Certificate of Incorporation, including any filing of a certificate of designation, or the Bylaws of the Corporation, including by means of merger, consolidation or otherwise, that, by its terms, adversely affects the voting powers, preferences, or other rights or privileges, or restricts the rights, privileges, powers or immunities of any class of Common Stock disproportionately to any other class of Common Stock shall require the affirmative vote or written consent of the holders of a majority of the outstanding shares of such affected class. For purposes of the foregoing provision, all classes of Class A Common Stock that are affected in the same manner by any such amendment, alteration, modification, waiver or repeal of any provision shall be treated as a single class.

(c) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of any class of Class A Common Stock (other than Class A-8 Common Stock) shall require the affirmative vote or written consent of the holders of a majority of the outstanding shares of such class.

4.5. Directors. So long as there is at least one Principal Investor Group, the number of directors constituting the entire Board of Directors (the “Number of Directors”) shall be a number not less than the number of Principal Investor Groups plus one, as determined by the Majority Principal Investors from time to time, subject to reduction as provided in Section 4.5.2. At such time as there are no Principal Investor Groups, the number of directors constituting the entire Board of Directors shall be no less than one and no more than 15, as determined by the Board of Directors from time to time.

4.5.1 Each director shall be entitled to one vote on all matters to be voted on by the directors. The directors shall vote together as a single class on all matters to be voted on by the directors.

4.5.2 The Board of Directors shall be deemed to be duly constituted notwithstanding one or more vacancies in its membership. Any such vacancy shall automatically reduce the Number of Directors pro tanto, until such time as such vacancy is filled, whereupon the Number of Directors shall be automatically increased pro tanto.

4.6. Distributions. All Distributions shall be made to the holders of Common Stock in the following order of priority:

4.6.1 First, the holders of the shares of Class L Common Stock (other than shares concurrently being converted into Class A Common Stock), as a single and separate class, shall be entitled to receive all Distributions until there has been paid with respect to each such share from amounts then and previously distributed pursuant to this Section 4.6.1 an amount equal to the Class L Base Amount plus an amount sufficient to generate an internal rate of return thereon equal to 13.5% per annum, compounded quarterly (and, in the case of any final Distribution payable pursuant to this Section 4.6.1 with respect to such share to be made other than on the final day of any such quarterly compounding period, such quarterly compounding to be pro-rated based on the ratio of (i) the number of calendar days elapsed since the end of the prior quarterly compounding period to (ii) 90 days). Such internal rate of return shall be calculated by the Board of Directors in good faith and in accordance with accepted financial practices, treating the Class L Base Amount of each share as having been paid for such share on the Closing Date and each Distribution with respect to the Class L Common Stock as having been made on the date it is actually paid by the Corporation. For purposes of this Section 4.6.1, if the Distribution is other than in cash, its value will be deemed its fair market value as determined by the Majority Principal Investors (or the Board of Directors if there are then no Principal Investor Groups remaining) in good faith.

4.6.2 Second, after the full required amount of Distributions have been made pursuant to Section 4.6.1 above, all holders of the shares of Common Stock,

as a single class, shall thereafter be entitled to receive all remaining Distributions pro rata based on the number of outstanding shares of Common Stock; provided that for purposes of this Section 4.6.2, each share of Class L Common Stock shall be deemed to have been converted into a number of shares of Class A-8 Common Stock equal to the Class L Conversion Constant.

All Distributions pursuant to Sections 4.6.1 and 4.6.2 shall be made ratably among the holders of the class or classes of Common Stock in question, based on the number of shares of such class held by such holders.

4.7. Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, the outstanding shares of Class L Common Stock. The Corporation shall not in any manner subdivide or increase the number of (by stock split, stock dividend or other similar manner), or combine in any manner, any class of outstanding Class A Common Stock unless the other classes of Class A Common Stock shall be proportionately subdivided, increased or combined and a proportional adjustment is made to the Class L Conversion Constant. In no event shall any such subdivision, increase or combination constitute a Distribution in respect of any share of Common Stock.

4.8. Adjustments Resulting from Proportionate Events. The Minimum Total Combined Investment set forth in Section 4.2.18 shall automatically be proportionately reduced effective immediately prior to any Proportionate Reduction Event; provided, however, that no such adjustment shall be made to the extent that the effect of such Proportionate Reduction Event is to offset the effect of any Proportionate Increase Event occurring since the later of: (x) the most recent Proportionate Reduction Event, if any, for which an adjustment was made pursuant to this Section 4.8 and (y) the Closing Date.

4.9. Conversion of Class L Common Stock.

4.9.1 Conversion in Connection with Public Offering. Immediately prior to the Public Offering Time, without any action by the Board of Directors or any stockholder of the Corporation, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Residual Class A Common Stock equal to the Class L Conversion Factor at the time of conversion.

4.9.2 Conversion in Connection with a Realization Event. At any time, in connection with a Realization Event, upon a vote of the Requisite Principal Investors (or a majority of the shares of Class L Common Stock if there are then no Principal Investor Groups), each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Residual Class A Common Stock equal to the Class L Conversion Factor at the time of conversion; and such vote may be taken prior to such Realization Event provided that the effectiveness thereof and the conversion of shares effected thereby are conditioned and made effective upon the occurrence of such Realization Event.

4.9.3 Conversion in Connection with Registration. Immediately prior to the Registration Time, unless the Majority Principal Investors (or the holders of a majority of the shares of Class L Common Stock if there are then no Principal Investor Groups) determine in writing not to permit such conversion, each outstanding share of Class L Common Stock shall automatically convert into a number of shares of Residual Class A Common Stock equal to the Class L Conversion Factor at the time of conversion.

4.9.4 Fractional Share, etc. Upon conversion under Section 4.9.1, 4.9.2 or 4.9.3 above, fractional shares shall be converted into equivalent fractional shares of Residual Class A Common Stock (or, at the discretion of the Board of Directors, eliminated in return for payment therefor in cash at the fair market value thereof, as determined in good faith by the Board of Directors).

4.9.5 No Further Distributions; Elimination. No Distributions shall be or become payable on any shares of Class L Common Stock pursuant to Section 4.6 at or following any conversion pursuant to this Section 4.9. From and after such conversion, such shares of Class L Common Stock shall be retired and shall not be reissued, and upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Class L Common Stock shall be eliminated.

4.10. Conversion of Class A Common Stock

4.10.1 Conversion of a Share By Election or Transfer by Holder. Each outstanding share of Class A Common Stock other than Residual Class A Common Stock (collectively, the “Convertible Class A Common Stock”) shall be converted into one share of Residual Class A Common Stock (i) at any time at the option of the holder of such share and (ii) automatically, without any further action by the holder of such share, upon the valid transfer of such share to any Person other than an Affiliate or Affiliated Fund of the initial holder of such shares as of the Closing Date; provided, that such shares of Convertible Class A Common Stock shall not convert into shares of Residual Class A Common Stock pursuant to clause (ii) above if the holder of such shares transfers all Convertible Class A Common Stock then held by such holder and the Requisite Principal Investors (or a Majority-in-Interest of the Class A Common Stock if there are no Principal Investor Groups remaining) other than the holder of such shares consent to such non-conversion.

4.10.2 Conversion of All Shares by Election on IPO. Unless the Requisite Principal Investors elect otherwise, immediately prior to the Public Offering Time, all outstanding shares of Convertible Class A Common Stock shall convert into an equal number of shares of Residual Class A Common Stock. If the Requisite Principal Investors elect not to have such conversion occur, they may elect to cause such conversion at any later date.

4.10.3 Automatic Conversion of All Shares. Each outstanding share of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock,

Class A-4 Common Stock, Class A-5 Common Stock, Class A-6 Common Stock or Class A-7 Common Stock, as applicable, shall be converted into one share of Residual Class A Common Stock automatically, without any further action by the holder of such share, at such time as the holders of the outstanding shares of such class no longer hold, in the aggregate, a Total Combined Investment of at least the Minimum Total Combined Investment.

4.10.4 No Reissuance, etc. From and after such conversion of any share of Convertible Class A Common Stock into Residual Class A Common Stock, such share of Convertible Class A Common Stock shall be retired and shall not be reissued. From and after such conversion of all outstanding shares of Convertible Class A Common Stock, upon the filing of a certificate in accordance with Section 243 of the DGCL, the authorized shares of Convertible Class A Common Stock shall be eliminated.

4.11. Effect of Conversion. Upon conversion of any share of Common Stock, the holder shall surrender the certificate evidencing such share to the Corporation at its principal place of business. Promptly after receipt of such certificate, the Corporation shall issue and send to such holder a new certificate, registered in the name of such holder, evidencing the number of shares of Common Stock into which such share has been converted. From and after the time of conversion of any share of Common Stock, the rights of the holder thereof as such shall cease, other than the right to receive, when and if payable, any Distributions declared in respect of Class L Common Stock and unpaid as of the time of conversion (excluding any such Distribution pursuant to Section 4.6.1 solely to the extent the Remaining Class L Minimum Payment Amount shall not have been reduced at or prior to the time of conversion in respect of such Distribution); the certificate formerly evidencing such share shall, until surrendered and reissued as provided above, evidence the applicable number of shares of the applicable class of Common Stock; and such holder shall be deemed to have become the holder of record of the applicable number of shares of the applicable class of Common Stock.

4.12. Replacement. Upon receipt of an affidavit of the registered owner of one or more shares of any class of Common Stock (or such other evidence as may be reasonably satisfactory to the Corporation) with respect to the ownership and the loss, theft, destruction or mutilation of any certificate evidencing such shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (it being understood that if the holder is a Qualified Institutional Investor, or any other holder of shares of Common Stock of the Corporation which is an entity regularly engaged in the business of investing in companies and meets such requirements of creditworthiness as may reasonably be imposed by the Corporation in connection with the provisions of this paragraph, or any executive officer of the Corporation, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.13. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

4.14. Prohibition on Distributions Constituting Taxable Events. Notwithstanding anything to the contrary in this Section 4, the Corporation shall not, without the written approval of both (a) the holders of a majority of the outstanding shares of Class L Common Stock or, if there is no Class L Common Stock then outstanding, the holders of a majority of the shares of Class L Common Stock outstanding at the time such Common Stock was converted into Class A Common Stock and (b) the Majority Principal Investors (if any) (collectively, the “Special Class L Majority”), pay any dividend or make any other distribution on any share of capital stock or other security or interest in the Corporation other than Class L Common Stock, or take any other action, so long as any share of Class L Common Stock is outstanding and for three years thereafter, if the effect of such dividend, distribution or action might be to make (i) an increase of the Remaining Class L Minimum Payment Amount, (ii) a conversion of the Class L Common Stock into Class A Common Stock or (iii) an adjustment of the Class L Conversion Factor a taxable event to the holders of the Class L Common Stock. No amendment to the provisions of this Section 4.14 shall be effective without the prior written consent of the Special Class L Majority.

5. The election of directors need not be by ballot unless the Bylaws shall so require.

6. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, subject to Section 4.4.2, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time Bylaws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

7. A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the DGCL as in effect at the time such liability is determined. No amendment or repeal of this Section 7 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

8. To the maximum extent permitted from time to time under the laws of the State of Delaware, this Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders or the Affiliates of the foregoing, other than those officers, directors, stockholders or Affiliates who are employees of this Corporation. No amendment or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any such officer, director, stockholder or Affiliate of the Corporation for or with respect to any opportunities of which such officer, director, stockholder or Affiliate becomes aware prior to such amendment or repeal.

9. This Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any person (each, an “Indemnitee”) who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such Indemnitee is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, against expenses (including, without limitation, attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any Indemnitee in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Indemnitee. Such indemnification and advancement of expenses shall not be exclusive of other indemnification rights arising as a matter of law, under any Bylaw, agreement, vote of directors or stockholders or otherwise, both as to action in such Indemnitee’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. Any Indemnitee seeking indemnification under this Section 9 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Section 9 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification. This Corporation may enter into agreements relating to indemnification with any director or officer of this Corporation on mutually agreed upon terms.

The Corporation’s advancement and indemnification obligations with respect to an Indemnitee under this Section 9 shall be the primary source of advancement and indemnification of such Indemnitee and any advancement or indemnification obligations to such Indemnitee on the part of any stockholder of the Corporation or any affiliate of such stockholder (other than the Corporation or any of its direct or indirect subsidiaries) shall be secondary to such obligations of the Corporation. The Corporation shall have no right to seek contribution or indemnification from, or subrogation against, any such stockholder of the Corporation or any affiliate of such stockholder (other than the Corporation or any of its direct or indirect subsidiaries) in respect of any advancement or indemnification obligations of the Corporation with respect to an Indemnitee under this Section 9.

The Corporation shall have the power to purchase and maintain, at its expense, insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or the terms of this Certificate of Incorporation.

10. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of this Corporation.

11. If at any time this Corporation shall have a class of stock registered pursuant to the provisions of the Exchange Act, for so long as such class is so registered, any action by the stockholders of such class must be taken at an annual or special meeting of stockholders and may not be taken by written consent. This Corporation shall not be governed by Section 203 of the DGCL.

12. The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed by statute, and, except as specified in this Certificate of Incorporation, all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be executed by Leslie S. Brush, its Vice President and Secretary this 7th day of November, 2012.

SUNGARD CAPITAL CORP.

/s/ Leslie S. Brush
Name:	Leslie S. Brush
Title:	Vice President and Secretary